Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated March 21, 2019

Preliminary Prospectus Supplement dated September 10, 2019

Registration Statement File No. 333-230425

PerkinElmer, Inc.

Pricing Term Sheet

Offering of:

$850,000,000 3.300% Notes due 2029

(the “Offering”)

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated September 10, 2019 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated March 21, 2019, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-230425). Capitalized terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	PerkinElmer, Inc.

Trade Date:	September 10, 2019

Settlement Date:	T+2; September 12, 2019

Security Type:	Senior Unsecured Notes

Offering Format:	SEC Registered

Principal Amount:	$850,000,000

Maturity Date:	September 15, 2029

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, beginning March 15, 2020

Coupon:	3.300%

US Treasury Benchmark:	1.625% due August 15, 2029

US Treasury Benchmark Price and Yield:	99-06;1.714%

Spread to US Treasury Benchmark:	+162.5 bps

Yield to Maturity:	3.339%

Price to Public:	99.670%, plus accrued interest, if any, from September 12, 2019

Optional Redemption Provision:

Make-Whole Call:	Prior to June 15, 2029 (the date that is three months prior to the maturity date), make whole call at Treasury Rate plus 25 bps

Par Call:	At any time on or after June 15, 2029

Change of Control:	Upon the occurrence of a change of control triggering event, we may be required to offer to repurchase all or a portion of the notes at a price equal to 101% of principal plus accrued and unpaid interest to, but excluding, the repurchase date.

CUSIP / ISIN:	714046AG4/ US714046AG46

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Expected Ratings:	Baa3 (stable outlook) / BBB (negative outlook) / BBB (negative outlook) (1)

Joint Book-Running Managers:	J.P. Morgan Securities LLC and BofA Securities, Inc.

Senior Co-Manager:	Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

(1)

A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. The issuer files annual, quarterly, and current reports, proxy statements and other information with the SEC. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in the registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. We urge you to read these documents and any other relevant documents when they become available because they contain and will contain important information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC’s web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you, when available, the prospectus supplement and the prospectus if you request it by calling J.P. Morgan Securities LLC collect at +1-212-834-4533 or BofA Securities, Inc. toll-free at +1-800-294-1322.

This pricing term sheet supplements the preliminary prospectus supplement issued by PerkinElmer, Inc. on September 10, 2019 relating to its prospectus dated March 21, 2019.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.